EXHIBIT 99.1

Johnson Outdoors Reports Record Sales and Earnings for Fiscal Year 2021

RACINE, Wis., Dec. 10, 2021 (GLOBE NEWSWIRE) -- Johnson Outdoors Inc. (Nasdaq:JOUT), a leading global innovator of outdoor recreation equipment and technology, today announced higher revenue and earnings for the fiscal year ending October 1, 2021. Continued high demand for products in Fishing, Camping and Watercraft Recreation propelled a 26 percent increase in sales as operating profit grew 56.6 percent and net income rose 51 percent over the prior fiscal year. Fourth quarter net sales rose slightly above the prior year quarter’s unprecedented results.

“Johnson Outdoors had an exceptional year, driven by people’s continued interest in spending time outdoors. Fishing, Camping and Watercraft Recreation saw strong sales during all four quarters, with Diving beginning to recover in the third and fourth fiscal quarters. While ongoing global supply chain disruptions remain challenging, we’re pleased with our results and our employees’ hard work to continue to meet demand and deliver the best outdoor experiences possible,” said Helen Johnson-Leipold, Chairman and Chief Executive Officer. “Looking ahead, we remain focused on our key strategic drivers—understanding our consumers, sustaining innovation leadership, identifying new sources and paths of growth in our markets, and continually optimizing our digital consumer experience—to ensure our portfolio of market-leading brands is well-positioned for success.”

FISCAL 2021 HIGHLIGHTS

  Ongoing strong consumer demand in Fishing, Camping and Watercraft Recreation
  Innovation and new product success
  Record operating profits and net income
  Strong, debt-free balance sheet
  Increased quarterly dividend to shareholders 43 percent

FISCAL 2021 RESULTS
Total Company revenue grew 26 percent to $751.7 million versus fiscal 2020 revenue of $594.2 million. Key factors in the year-over-year comparison were:

  Fishing revenue increased 23 percent due to continued demand across all product lines
  Camping grew 51 percent due to higher sales in both Jetboil® and Eureka®
  Watercraft Recreation sales rose 59 percent due to continued high demand across all product categories, including the Sportsman line
  Diving sales were up 14 percent, comparing favorably to the prior fiscal year as markets began to recover from pandemic-related restrictions

Total Company operating profit was $111.3 million in fiscal 2021, which compared favorably to operating profit of $71.1 million in the prior fiscal year. Despite higher raw material and freight costs, gross margins only dipped slightly due to volume efficiencies and favorable product mix. Operating expenses increased $28.9 million versus the prior year due largely to volume-related expenses, but declined as a percentage of sales versus fiscal 2020.

Net income for the fiscal year improved to $83.4 million, or $8.21 per diluted share, a 51 percent improvement versus $55.2 million, or $5.47 per diluted share, in the last fiscal year. The effective tax rate was 26.2 percent compared to the previous fiscal year’s rate of 25.1 percent.

FOURTH QUARTER RESULTS
Total Company net sales in the fiscal fourth quarter were $166.3 million, an increase from the prior fiscal year’s strong fourth quarter sales. Operating profit of $13.6 million in the current year fourth quarter declined from $19.5 million in the prior year fourth quarter. Gross margin declined from the prior year quarter due to increased tariffs, inbound air freight costs and higher cost of goods sold. Operating expenses increased slightly due to higher sales volume-related expenses, but remained consistent with the prior year quarter as a percent of net sales. Net earnings for the fourth quarter were $6.9 million compared to $15.5 million in fiscal 2020.

OTHER FINANCIAL INFORMATION
The Company reported cash and short-term investments of $240.4 million as of October 1, 2021, a $28.0 million increase from the prior year, with no debt on its balance sheet. Depreciation and amortization in fiscal 2021 were $13.4 million compared to $14.9 million in fiscal 2020. Capital spending totaled $21.4 million in fiscal 2021 compared with $15.6 million in fiscal 2020. In September 2021, the Company’s Board of Directors approved a 43 percent increase in the quarterly cash dividend to shareholders of record as of October 15, 2021, which was payable on October 29, 2021.

“Heading into fiscal year 2022, we remain focused on managing ongoing global supply chain pressures and related logistics constraints affecting our industry and the marketplace. We’re maintaining higher-than-normal inventory levels to meet demand for our products and we expect near-term margins to be impacted by the pressure on our supply chain,” said David W. Johnson, Chief Financial Officer. “Importantly, our balance sheet and healthy cash position enables us to invest in strategic opportunities to strengthen the business, while consistently paying dividends to shareholders.”

WEBCAST
The Company will host a conference call and audio web cast at 11:00 a.m. Eastern Time on Friday, December 10, 2021. A live listen-only web cast of the conference call may be accessed at Johnson Outdoors’ home page or here. A replay of the call will be available for 30 days on the Internet.

About Johnson Outdoors Inc.

JOHNSON OUTDOORS is a leading global innovator of outdoor recreation equipment and technologies that inspire more people to experience the awe of the great outdoors. The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft Recreation, Fishing, Diving and Camping. Johnson Outdoors' iconic brands include: Old Town® canoes and kayaks; Ocean Kayak™; Carlisle® paddles; Minn Kota® fishing motors, batteries and anchors; Cannon® downriggers; Humminbird® marine electronics and charts; SCUBAPRO® dive equipment; Jetboil® outdoor cooking systems; and, Eureka!®camping and hiking equipment.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

Safe Harbor Statement

Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "confident," "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated. Factors that could affect actual results or outcomes include the matters described under the caption “Risk Factors” in Item 1A of the Company’s Form 10-K to be filed with the Securities and Exchange Commission on December 10, 2021, and the following: changes in economic conditions, consumer confidence levels and discretionary spending patterns in key markets; uncertainties stemming from political instability (and its impact on the economies in jurisdictions where the Company has operations), changes in U.S. trade policies, tariffs, and the reaction of other countries to such changes; the global outbreaks of disease, such as the COVID-19 pandemic, which has affected, and may continue to affect, market and economic conditions, and the timing, pricing and continued availability of raw materials and components from our supply chain, along with wide-ranging impacts on employees, customers and various aspects of our operations; the Company’s success in implementing its strategic plan, including its targeted sales growth platforms, innovation focus and its increasing digital presence; litigation costs related to actions of and disputes with third parties, including competitors; the Company’s continued success in its working capital management and cost-structure reductions; the Company’s success in integrating strategic acquisitions; the risk of future write-downs of goodwill or other long-lived assets; the ability of the Company’s customers to meet payment obligations; the impact of actions of the Company’s competitors with respect to product development or enhancement or the introduction of new products into the Company’s markets; movements in foreign currencies, interest rates or commodity costs; fluctuations in the prices of raw materials or the availability of raw materials or components used by the Company; any disruptions in the Company’s supply chain as a result of material fluctuations in the Company’s order volumes and requirements for raw materials and other components necessary to manufacture and produce the Company’s products; the success of the Company’s suppliers and customers and the impact of any consolidation in the industries of the Company’s suppliers and customers; the ability of the Company to deploy its capital successfully; unanticipated outcomes related to outsourcing certain manufacturing processes; unanticipated outcomes related to litigation matters; and adverse weather conditions. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this filing. The Company assumes no obligation, and disclaims any obligation, to update such forward-looking statements to reflect subsequent events or circumstances.

JOHNSON OUTDOORS INC.

(thousands, except per share amounts)
	THREE MONTHS ENDED		TWELVE MONTHS ENDED
Operating Results	October 1 2021	October 2 2020	October 1 2021	October 2 2020
Net sales	$166,260	$164,681	$751,651	$594,209
Cost of sales	97,930	90,994	417,526	329,216
Gross profit	68,330	73,687	334,125	264,993
Operating expenses	54,739	54,141	222,842	193,923
Operating profit	13,591	19,546	111,283	71,070
Interest income, net	(85)	(66)	(221)	(1,270)
Other expense (income), net	3,149	(1,567)	(1,418)	(1,362)
Income before income taxes	10,527	21,179	112,922	73,702
Income tax expense	3,601	5,632	29,541	18,469
Net income	$6,926	$15,547	$83,381	$55,233
Diluted average common shares outstanding	10,139	10,088	10,120	10,064
Diluted net income per common share	$0.68	$1.53	$8.21	$5.47
Segment Results
Net sales:
Fishing	$110,637	$113,904	$553,000	$449,878
Camping	18,726	15,564	62,921	41,592
Watercraft Recreation	16,509	15,717	66,603	41,857
Diving	20,466	19,457	69,447	60,873
Other/eliminations	(78)	39	(320)	9
Total	$166,260	$164,681	$751,651	$594,209
Operating profit (loss):
Fishing	$14,937	$24,676	$122,490	$95,884
Camping	3,950	2,803	14,025	4,406
Watercraft Recreation	1,844	1,692	9,173	(329)
Diving	1,146	626	1,530	(2,576)
Other	(8,286)	(10,251)	(35,935)	(26,315)
Total	$13,591	$19,546	$111,283	$71,070
Balance Sheet Information (End of Period)
Cash, cash equivalents and short-term investments			$240,448	$212,437
Accounts receivable, net			71,321	67,292
Inventories, net			166,615	97,437
Total current assets			491,264	388,538
Total assets			674,287	546,026
Total current liabilities			137,570	105,607
Total liabilities			215,782	167,926
Shareholders� equity			458,505	378,100

At Johnson Outdoors Inc.
David Johnson	Patricia Penman
VP & Chief Financial Officer	VP – Marketing Services & Global Communications
262-631-6600	262-631-6600